EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 1Q EPS DOWN 3%

Provides 2Q and Updates 2013 Full Year Guidance

Charlotte, NC (May 23, 2013) – The Cato Corporation (NYSE: CATO) today reported net income of $30.8 million or $1.05 per diluted share for the first quarter ended May 4, 2013, compared to net income of $31.7 million or $1.09 per diluted share for the first quarter ended April 28, 2012.  Net income and earnings per diluted share both decreased 3% for the quarter.  Sales for the first quarter were $267.2 million, a 2% decrease from sales of $272.8 million for the first quarter ended April 28, 2012.   The Company’s same-store sales decreased 5% in the quarter.

“Continuing difficult economic conditions, higher payroll taxes, delayed income tax refunds and cooler than normal temperatures in March and April negatively impacted first quarter sales,” stated John Cato, Chairman, President, and Chief Executive Officer.  “Our expectations for the second quarter remain unchanged from what was included in the original guidance for the full year and reflect same store sales in the range of down 3% to flat and earnings per diluted share in the range of $.42 to $.48 versus $.59 last year.  After adjusting our original 2013 guidance for first quarter actual results, our estimate of earnings per diluted share for the full year is now a range of $1.66 to $1.84 versus $2.11 last year.”

Gross margin decreased 80 basis points to 41.3% of sales primarily due to lower merchandise contribution in the quarter as well as higher occupancy costs related to store growth.  SG&A expenses as a percent of sales decreased 30 basis points to 22.2% during the quarter primarily due to lower accrued incentive compensation.  The effective tax rate decreased to 36.8% from 38.2% in the prior year, primarily due to the benefit of the Work Opportunity Tax Credit, which had not been renewed by Congress at this time last year and was therefore not considered for first quarter 2012, but was for first quarter 2013.  The Company ended the quarter with cash and short-term investments of $231.3 million.

During the first quarter, the Company opened three stores, relocated one store and closed six stores.  As of May 4, 2013, the Company operated 1,307 stores in 31 states, compared to 1,293 stores in 31 states as of April 28, 2012.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected sales and financial results for the second quarter and year 2013 are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand.  Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.  The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED MAY 4, 2013 AND APRIL 28, 2012

(Dollars in thousands, except per share data)

	Quarter Ended

	May 4,	%	April 28,	%
	2013	Sales	2012	Sales

REVENUES
Retail sales	$267,181	100.0%	$272,790	100.0%
Other income (principally finance,
late fees and layaway charges)	2,517	0.9%	2,554	0.9%

Total revenues	269,698	100.9%	275,344	100.9%

GROSS MARGIN (Memo)	110,280	41.3%	114,958	42.1%

COSTS AND EXPENSES, NET
Cost of goods sold	156,901	58.7%	157,832	57.9%
Selling, general and administrative	59,389	22.2%	61,355	22.5%
Depreciation	5,449	2.0%	5,771	2.1%
Interest and other income	(875)	-0.3%	(906)	-0.4%

Cost and expenses, net	220,864	82.6%	224,052	82.1%

Income Before Income Taxes	48,834	18.3%	51,292	18.8%

Income Tax Expense	17,995	6.8%	19,569	7.2%

Net Income	$30,839	11.5%	$31,723	11.6%

Basic Earnings Per Share	$1.05		$1.09

Diluted Earnings Per Share	$1.05		$1.09

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 4, 2013	April 28, 2012	February 2, 2013
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$65,355	$70,704	$31,069
Short-term investments	161,095	212,242	157,578
Restricted cash	4,816	5,318	5,999
Accounts receivable - net	40,059	44,150	40,016
Merchandise inventories	126,268	120,755	140,738
Other current assets	15,090	9,699	14,814

Total Current Assets	412,683	462,868	390,214

Property and equipment – net	137,018	119,700	134,227

Other assets	10,506	7,011	8,205

TOTAL	$560,207	$589,579	$532,646

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$162,285	$166,786	$159,602

Noncurrent Liabilities	28,268	30,094	27,810

Stockholders' Equity	369,654	392,699	345,234

TOTAL	$560,207	$589,579	$532,646